EXHIBIT 99.1

DUSKA THERAPEUTICS, INC. REPORTS 2005 FIRST QUARTER FINANCIAL RESULTS

BALA CYNWYD, Pa. – (BUSINESS WIRE) – May 17, 2005 – Duska Therapeutics, Inc. (OTC BB:DSKT) today reported its financial results for the first quarter ended March 31, 2005. For the first quarter of 2005, Duska reported a net loss of $447,622 ($.02 per share) compared to a net loss of $559,679 ($.04 per share) for the comparable period in 2004.

Research and development expenses were $245,126 for the 2005 first quarter, as compared to $93,659 for the corresponding period in 2004. Research and development expenses consisted principally of costs directly associated with Duska’s activities related to initiation of the Phase II clinical trial of ATPace™. General and administrative expenses were $213,945 for the 2005 first quarter as compared to $268,201 for the corresponding period in 2004.

Interest expense was $0 for the 2005 first quarter, as compared to $197,969 for the comparable period in 2004. Interest expense in 2004 relates to $500,000 of convertible subordinated notes issued in 2002. These notes were converted into common stock in March 2004 and, upon their conversion, the note holders received additional warrants to purchase common stock. The additional warrants were valued at $190,846, which was treated as additional interest expense.

On March 31, 2005, Duska had cash and cash equivalents of $1,918,753, compared to $2,422,775 at December 31, 2004. Working capital totaled $1,765,454 at March 31, 2005, compared to $2,080,439 at December 31, 2004.

Commenting on Duska’s activities during the first quarter, Dr. Amir Pelleg, Duska’s President and Chief Scientific Officer stated, “I am extremely pleased with our progress so far during 2005. In March we enrolled our first patient in a Phase II clinical trial of ATPace™ aimed at diagnosing bradycardic syncope. We eventually expect to enroll 550 patients in this important multi-center study.”

“We have also made progress in our development of our drug candidate Vagonixen™ for the treatment of chronic obstructive pulmonary disease (COPD),” Dr. Pelleg continued. “We recently announced results of a study that corroborates our target receptor in the lung and adds to the rationale behind the development of Vagonixen™. Our efforts now are focused on identifying and securing the rights to an appropriate compound for development of this drug.”

About Duska Therapeutics

Duska Therapeutics, Inc., based in Bala Cynwyd, Pennsylvania, is an emerging biopharmaceutical company that is focusing on the development of diagnostic and therapeutic products related to adenosine 5’-triphosphate, or ATP, and ATP related P2 receptors. Duska currently carries out all of its business operations through its wholly owned subsidiary, Duska Scientific Co. Duska owns or has exclusive license rights to a number of proprietary diagnostic and therapeutic applications, four of which are currently in various stages of development in the fields of syncope (fainting), male infertility, chronic obstructive pulmonary disease (COPD) and cough, and asthma. For more information, visit Duska’s website: www.duskatherapeutics.com

CAUTIONARY NOTICE ABOUT FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and certainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the early stage of Duska’s drug development projects, the need for future clinical testing of Duska’s drug candidates, uncertainties regarding the scope of the clinical testing that may be required by regulatory authorities and the outcomes of those tests, the significant time and expense that will be incurred in developing any of the potential commercial applications for Duska’s P2R technologies, Duska’s need for additional capital to fund its ongoing working capital and drug development needs, risks relating to the enforceability of any patents covering Duska’s products and to the possible infringement of third party patents by those products, and the impact of third party reimbursement policies on the use of and pricing for Duska’s products. Additional uncertainties and risks are described in Duska’s most recently filed SEC documents, such as its most recent annual report on Form 10-KSB, all quarterly reports on Form 10-QSB and any current reports on Form 8-K filed since the date of the last Form 10-KSB. All forward-looking statements are based upon information available to Duska on the date the statements are first published. Duska undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Duska Therapeutics, Inc.

Bala Cynwyd

Amir Pelleg 610-660-6690

DUSKA THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations

(amounts in thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
	(unaudited)	(unaudited)
Revenues	$—	$—
Operating expenses:
Research and development	245	94
General and administrative	214	268

	459	362

Other income (expense)
Interest income	11	—
Interest expense	—	(198)

	11	(198)

Net loss	$(448)	$(560)

Income (loss) per common share	$(0.02)	$(0.04)

DUSKA THERAPEUTICS, INC. Condensed Consolidated Balance Sheets (amounts in thousands)

	March 31, 2005	Dec. 31 2004
	(unaudited)
Assets:
Cash and cash equivalents	$1,919	$2,423
Other current assets	64	92

Total current assets	1,983	2,515
Property and other assets	70	70

Total assets	$2,053	$2,858

Liabilities and stockholders’ equity
Current liabilities	$217	$435
Stockholders’ equity	1,836	2,150

Total liabilities and stockholders’ equity	$2,053	$2,585